Exhibit 99.1

January 25, 2024	For More Information Contact:
For Immediate Release	Janet Verneuille, SEVP and CFO
(516) 671-4900, Ext. 7462

THE FIRST OF LONG ISLAND CORPORATION

REPORTS EARNINGS FOR THE YEAR ENDED DECEMBER 31, 2023

Melville, New York, January 25, 2024 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC, the “Company” or the “Corporation”), the parent of The First National Bank of Long Island (the “Bank”), reported net income and earnings per share for the quarter and year ended December 31, 2023.

Analysis of 2023 Earnings

President and Chief Executive Officer Chris Becker commented on the Company’s financial position: “The leveling of quarterly earnings during the final three quarters of 2023 was encouraging as we believe the decline in the net interest margin is nearing a turning point. We enter 2024 with an enthusiastic focus on our core business of commercial relationship banking.  Our balance sheet is well positioned to take advantage of a more favorable rate environment.”

Net income and earnings per share for 2023 were $26.2 million and $1.16, respectively, compared to $46.9 million and $2.04, respectively, in 2022. The principal drivers of the decreases were declines in net interest income of $28.8 million, or 24.9%, and a loss on sale of securities of $3.5 million. These items were partially offset by a decrease in income tax expense of $8.1 million and a decrease in the provision for credit losses of $2.7 million. The decline in net interest income primarily resulted from the current rate environment’s impact on the Bank’s liability sensitive balance sheet. Reductions in net income negatively impacted key financial ratios for the year as compared to historical results. For the year ended December 31, 2023, the return on average assets was 0.62%, the return on average equity was 7.14%, the net interest margin was 2.16%, and the efficiency ratio was 65.52%.

Over the second half of 2023, the pace of the decline in the net interest margin slowed considerably. After a 57 basis point reduction in the margin during the first two quarters of 2023, over the final two quarters of 2023 the margin decreased 17 basis points. The slowing downward trend in the net interest margin largely resulted from a large portion of the wholesale funding and time deposits repricing to market rates by mid-2023 and the completion of two balance sheet repositioning transactions in the first quarter of 2023 that helped reduce the Bank’s liability sensitive position. Additionally, as the federal funds rate held steady in the second half of the year, the demand for higher rates from depositors slowed.

For the year ended December 31, 2023, net interest income declined due to an increase in interest expense of $50.1 million that was only partially offset by a $21.3 million increase in interest income. Year over year, the cost of interest-bearing liabilities increased 186 basis points while the yield on interest-earning assets increased 48 basis points. Also contributing to the decline in net interest income was a shift in the mix of funding as average noninterest-bearing deposits decreased $217.9 million while average interest-bearing liabilities increased $221.6 million as depositors took advantage of interest rates not seen in over a decade.

Noninterest income declined $2.8 million year over year excluding the net gains and losses on sales of securities and the disposition of premises and fixed assets.  The primary factor reducing noninterest income for the current year was a $2.3 million decline in the net pension credit, excluding service costs.  The remaining difference was related to a payment received in 2022 for the conversion of the Bank’s retail broker and advisory accounts to LPL.

Noninterest expense declined $3.0 million, or 4.4%, for the year ended December 31, 2023, as compared to the prior year. Reductions in salaries and employee benefits of $3.7 million primarily drove the decline as short-term incentive and stock-based compensation costs were substantially lower than 2022 based on the Company falling short of established performance metrics for 2023.  The primary offset to the lower salaries and employee benefits was a $782,000 increase in FDIC insurance expense due to higher assessment rates.

The Bank recorded a credit loan loss provision of $326,000 during 2023. Changes in the loan loss reserve were driven largely by adjustments for economic conditions offset by net chargeoffs of $2.1 million, or 6 basis points of average loans. The reserve coverage ratio at year end 2023 was 0.89% of total loans as compared to 0.95% of total loans at December 31, 2022. Past due loans and nonaccrual loans were modest at $3.1 million and $1.1 million, respectively, at December 31, 2023. During the fourth quarter of 2023, the Bank partially charged off a previously identified substandard commercial and industrial loan relationship in the amount of $1.4 million. The remaining outstanding balance of $632,000 is fully reserved and represents the majority of outstanding nonaccrual loans. Overall credit quality in the loan and investment portfolios remains strong.

Income tax expense decreased $8.1 million, and the effective tax rate declined from 19.4% in 2022 to 11.0% in 2023. The decline in the effective tax rate is mainly due to an increase in the percentage of pre-tax income derived from the Bank’s real estate investment trust and bank-owned life insurance. The decrease in income tax expense reflects the lower effective tax rate and a decline in pre-tax income.

Analysis of Earnings – Fourth Quarter 2023 Versus Fourth Quarter 2022

Net income for the fourth quarter of 2023 decreased $3.8 million as compared to the fourth quarter of 2022. The decrease is mainly attributable to a $7.8 million decline in net interest income and an increase in the provision for credit losses of $818,000, partially offset by declines in salaries and employee benefits of $2.7 million and income tax expense of $1.7 million for substantially the same reasons discussed above with respect to the year over year changes.

Analysis of Earnings – Fourth Quarter Versus Third Quarter 2023

Net income for the fourth quarter of 2023 declined $741,000 compared to the third quarter. The decrease was mainly due to a decrease in net interest income of $1.5 million, primarily due to higher cost of funds on total interest-bearing liabilities, and an increase in the provision for credit losses of $1.1 million. These negative impacts on quarterly earnings were partially offset by lower salaries and employee benefits and lower income tax expense for substantially the same reasons already discussed above.

Liquidity

Total average deposits declined by $104.7 million, or 3.0%, comparing 2023 to 2022, reflecting current trends in the industry. Competition for funding remained fierce throughout 2023 with demand for higher deposit rates from both consumer and commercial depositors as well as increased pressure from the local government investment pool alternatives that can offer higher yields to local municipalities. At December 31, 2023, short term borrowings were up $70 million from the prior year end. Long-term borrowings increased $61.5 million to $472.5 million year over year.

The Bank had $1.1 billion in collateralized borrowing lines with the Federal Home Loan Bank of New York and the Federal Reserve Bank, as well as a $20 million unsecured line of credit with a correspondent bank. We also had $386 million in unencumbered cash and securities. In total, we had approximately $1.5 billion of available liquidity, compared to an aggregate of uninsured and uncollateralized deposits of approximately $1.3 billion. Uninsured and uncollateralized deposits represented 38% of our total deposits at December 31, 2023.

Capital

The Corporation’s capital position remains strong with a Leverage Ratio of approximately 10.1% at December 31, 2023.  Book value per share was $16.83 at December 31, 2023 versus $16.24 at December 31, 2022. The accumulated other comprehensive loss component of stockholders’ equity is mainly comprised of a net unrealized loss in the available-for-sale securities portfolio due to higher market interest rates. We did not repurchase any shares in 2023 and the Bank declared its quarterly cash dividend of $0.21 per share each quarter throughout 2023. The Board and management continue to evaluate both capital management tools to provide the best opportunity to maximize shareholder value.

Looking Forward to 2024

Management is encouraged by recent declines in inflation figures that may lead to reductions in short-term rates in 2024. Our liability-sensitive balance sheet should perform well in a falling rate environment. Current expectations are for our net interest margin to remain under pressure during the first half of 2024 before improving in the second half of the year based on falling rate assumptions and an improving yield curve.

Management continues to pursue ways to reduce noninterest expense as a tactic to offset the impact of the decline in net interest income, yet remains cognizant of preventing short term expense reductions that could have longer term negative impacts on shareholder value. We are investing in upgrades to the Bank’s core system, business online banking, branch systems and other ancillary systems that will be completed in the first quarter of 2024. Both customer facing technology and back-office operations will see benefits. We anticipate a lower run rate of noninterest expenses in 2024 including the cost associated with making these technology upgrades.

We believe the stress on deposits is beginning to ease and the anticipated lower market rates will improve loan activity. We are optimistic about returning to growth in deposits and loans in 2024. With our capital levels strong and our bankers eager to service customers, we are prepared for increases in demand.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission (“SEC”). The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s annual report on Form 10-K for the year ended December 31, 2023. The Form 10-K will be available through the Bank’s website at www.fnbli.com on or about March 8, 2024, when it is anticipated to be electronically filed with the SEC. Our SEC filings are also available on the SEC’s website at www.sec.gov.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	12/31/2023	12/31/2022
	(dollars in thousands)
Assets:
Cash and cash equivalents	$60,887	$74,178
Investment securities available-for-sale, at fair value	695,877	673,413

Loans:
Commercial and industrial	116,163	108,493
Secured by real estate:
Commercial mortgages	1,919,714	1,916,493
Residential mortgages	1,166,887	1,240,144
Home equity lines	44,070	45,213
Consumer and other	1,230	1,390
	3,248,064	3,311,733
Allowance for credit losses	(28,992)	(31,432)
	3,219,072	3,280,301

Restricted stock, at cost	32,659	26,363
Bank premises and equipment, net	31,414	31,660
Right-of-use asset - operating leases	22,588	23,952
Bank-owned life insurance	114,045	110,848
Pension plan assets, net	10,740	11,049
Deferred income tax benefit	28,996	31,124
Other assets	19,622	18,623
	$4,235,900	$4,281,511
Liabilities:
Deposits:
Checking	$1,133,184	$1,324,141
Savings, NOW and money market	1,546,369	1,661,512
Time	591,433	478,981
	3,270,986	3,464,634

Short-term borrowings	70,000	—
Long-term debt	472,500	411,000
Operating lease liability	24,940	25,896
Accrued expenses and other liabilities	17,328	15,445
	3,855,754	3,916,975
Stockholders' Equity:
Common stock, par value $0.10 per share:
Authorized, 80,000,000 shares;
Issued and outstanding, 22,590,942 and 22,443,380 shares	2,259	2,244
Surplus	79,728	78,462
Retained earnings	355,887	348,597
	437,874	429,303
Accumulated other comprehensive loss, net of tax	(57,728)	(64,767)
	380,146	364,536
	$4,235,900	$4,281,511

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Year Ended		Three Months Ended
	12/31/2023	12/31/2022	12/31/2023	12/31/2022
	(dollars in thousands)
Interest and dividend income:
Loans	$127,866	$116,352	$33,160	$30,171
Investment securities:
Taxable	22,663	9,795	6,786	3,239
Nontaxable	4,954	8,063	978	2,050
	155,483	134,210	40,924	35,460
Interest expense:
Savings, NOW and money market deposits	32,164	7,180	9,976	3,917
Time deposits	19,267	5,296	6,181	1,822
Short-term borrowings	950	1,207	354	432
Long-term debt	16,237	4,814	4,455	1,534
	68,618	18,497	20,966	7,705
Net interest income	86,865	115,713	19,958	27,755
Provision (credit) for credit losses	(326)	2,331	901	83
Net interest income after provision (credit) for credit losses	87,191	113,382	19,057	27,672

Noninterest income:
Bank-owned life insurance	3,197	3,017	814	764
Service charges on deposit accounts	3,034	3,157	791	811
Net loss on sales of securities	(3,489)	—	—	—
Gain (loss) on disposition of premises and fixed assets	240	(553)	—	(553)
Other	3,354	6,242	792	1,346
	6,336	11,863	2,397	2,368
Noninterest expense:
Salaries and employee benefits	37,373	41,096	8,105	10,832
Occupancy and equipment	13,140	13,407	3,166	3,705
Other	13,546	12,523	3,536	3,277
	64,059	67,026	14,807	17,814
Income before income taxes	29,468	58,219	6,647	12,226
Income tax expense	3,229	11,287	588	2,322
Net income	$26,239	$46,932	$6,059	$9,904

Share and Per Share Data:
Weighted Average Common Shares	22,550,562	22,868,658	22,586,296	22,558,414
Dilutive stock options and restricted stock units	82,609	99,895	122,961	129,803
	22,633,171	22,968,553	22,709,257	22,688,217

Basic EPS	$1.16	$2.05	$0.27	$0.44
Diluted EPS	1.16	2.04	0.27	0.44
Cash Dividends Declared per share	0.84	0.82	0.21	0.21

FINANCIAL RATIOS
(Unaudited)
ROA	0.62%	1.11%	0.57%	0.92%
ROE	7.14	12.13	6.68	10.74
Net Interest Margin	2.16	2.89	2.00	2.74
Dividend Payout Ratio	72.41	40.20	77.78	47.73
Efficiency Ratio	65.52	51.45	65.47	57.06

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	12/31/2023		12/31/2022
	(dollars in thousands)
Loans including modifications to borrowers experiencing financial difficulty:
Modified and performing according to their modified terms	$431		$480
Past due 30 through 89 days	3,086		750
Past due 90 days or more and still accruing	—		—
Nonaccrual	1,053		—
	4,570		1,230
Other real estate owned	—		—
	$4,570		$1,230

Allowance for credit losses	$28,992		$31,432
Allowance for credit losses as a percentage of total loans	0.89%		0.95%
Allowance for credit losses as a multiple of nonaccrual loans	27.5	x	—

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Year Ended December 31,
	2023			2022
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets:
Interest-earning bank balances	$48,879	$2,508	5.13%	$35,733	$674	1.89%
Investment securities:
Taxable (1)	584,450	20,155	3.45	442,758	9,121	2.06
Nontaxable (1) (2)	196,341	6,271	3.19	318,836	10,206	3.20
Loans (1) (2)	3,260,903	127,868	3.92	3,276,589	116,357	3.55
Total interest-earning assets	4,090,573	156,802	3.83	4,073,916	136,358	3.35
Allowance for credit losses	(30,291)			(30,604)
Net interest-earning assets	4,060,282			4,043,312
Cash and due from banks	30,847			33,471
Premises and equipment, net	32,027			37,376
Other assets	112,833			132,893
	$4,235,989			$4,247,052
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,657,947	32,164	1.94	$1,728,897	7,180	0.42
Time deposits	553,096	19,267	3.48	368,922	5,296	1.44
Total interest-bearing deposits	2,211,043	51,431	2.33	2,097,819	12,476	0.59
Short-term borrowings	17,529	950	5.42	57,119	1,207	2.11
Long-term debt	380,399	16,237	4.27	232,465	4,814	2.07
Total interest-bearing liabilities	2,608,971	68,618	2.63	2,387,403	18,497	0.77
Checking deposits	1,220,947			1,438,890
Other liabilities	38,575			33,920
	3,868,493			3,860,213
Stockholders' equity	367,496			386,839
	$4,235,989			$4,247,052

Net interest income (2)		$88,184			$117,861
Net interest spread (2)			1.20%			2.58%
Net interest margin (2)			2.16%			2.89%

(1) The average balances of loans include nonaccrual loans. The average balances of investment securities exclude unrealized gains and losses on available-for-sale securities.

(2) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Three Months Ended December 31,
	2023			2022
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets:
Interest-earning bank balances	$39,134	$539	5.46%	$36,804	$360	3.88%
Investment securities:
Taxable (1)	642,590	6,247	3.89	455,468	2,879	2.53
Nontaxable (1) (2)	157,098	1,238	3.15	321,903	2,595	3.22
Loans (1) (2)	3,245,232	33,160	4.09	3,321,303	30,172	3.63
Total interest-earning assets	4,084,054	41,184	4.03	4,135,478	36,006	3.48
Allowance for credit losses	(29,577)			(31,412)
Net interest-earning assets	4,054,477			4,104,066
Cash and due from banks	29,175			31,778
Premises and equipment, net	31,792			35,620
Other assets	105,902			111,466
	$4,221,346			$4,282,930
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,626,615	9,976	2.43	$1,734,863	3,917	0.90
Time deposits	602,256	6,181	4.07	438,058	1,822	1.65
Total interest-bearing deposits	2,228,871	16,157	2.88	2,172,921	5,739	1.05
Short-term borrowings	25,055	354	5.61	40,152	432	4.27
Long-term debt	390,326	4,455	4.53	263,849	1,534	2.31
Total interest-bearing liabilities	2,644,252	20,966	3.15	2,476,922	7,705	1.23
Checking deposits	1,176,276			1,400,095
Other liabilities	41,063			40,132
	3,861,591			3,917,149
Stockholders' equity	359,755			365,781
	$4,221,346			$4,282,930

Net interest income (2)		$20,218			$28,301
Net interest spread (2)			0.88%			2.25%
Net interest margin (2)			2.00%			2.74%

(1) The average balances of loans include nonaccrual loans. The average balances of investment securities exclude unrealized gains and losses on available-for-sale securities.

(2) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.